Exhibit (a)(1)(iv)
LAKES ENTERTAINMENT, INC.
OFFER TO EXCHANGE
ELECTION FORM
INSTRUCTIONS AND AGREEMENTS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
     1. DEFINED TERMS. All terms used in this Election Form but not defined have the meanings given them in the Offering Memorandum, dated August 25, 2009. References in this Election Form to “Lakes,” “our,” “us” and “we” mean Lakes Entertainment, Inc..
     2. EXPIRATION DATE. The Offer and any rights to tender or to withdraw a tender of Eligible Options expire at 5:00 p.m., Central Daylight Time (“CDT”), on Tuesday, September 22, 2009, unless the Offer is extended by us.
     3. SUBMISSION OF ELECTION. If you intend to tender any of your Eligible Options for exchange in the Offer, a properly completed and signed copy of this Election Form must be received by Lakes before 5:00 p.m. CDT on Tuesday, September 22, 2009 (or such later date as may apply if the Offer is extended) by one of the following means:
By Regular Mail or Hand Delivery
Lakes Entertainment, Inc.
Attention: Damon Schramm
130 Cheshire Lane
Suite 101
Minnetonka MN 55305
By Facsimile
Lakes Entertainment, Inc.
Attention: Damon Schramm
Facsimile: 952-449-7068

By Email (PDF or similar imaged document file)
OptionExchange@Lakesentertainment.com
     Your Election Form will be effective only upon receipt by us. Lakes will accept delivery of the signed Election Form only by one of the methods of delivery described above. The method of delivery is at your own choice and risk. You are responsible for making sure that the Election Form is delivered in the manner indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.
     You may elect to exchange some, all, or none of your Eligible Options for Replacement Options. You are not permitted to exchange a portion of any Eligible Option issued on a particular date. You are permitted, however, to exchange Eligible options issued on one date, while not electing to exchange Eligible Options issued to you on a different date. If you attempt to exchange a portion but not all of an Eligible Option issued on a particular date, your entire Election Form will be rejected.

     You do not need to return your stock option agreement(s) relating to any tendered Eligible Options, as they will be automatically cancelled if Lakes accepts your Eligible Options for exchange. Lakes will not accept any alternative, conditional or contingent offers to exchange Eligible Options. All Eligible Persons electing to tender Eligible Options for exchange waive all rights to receive any notice of the acceptance of their election to tender Eligible Options, except as provided for in the Offering Memorandum.
     4. WITHDRAWAL OF ELECTION. Tenders of Eligible Options made under the Offer may be withdrawn at any time before 5:00 p.m. CDT on Tuesday. September 22, 2009, unless we extend the Expiration Date, in which case withdrawals must be received before such later expiration date and time.
     You may withdraw or change your previously submitted Election Form in one of the following two ways:
• By requesting a replacement Election Form and mailing, faxing or emailing (a PDF or similar imaged document file) a properly completed and signed replacement Election Form to the attention of Damon Schramm by regular mail to Lakes Entertainment, Inc.; by facsimile to 952-449-7068; or by email to OptionExchange@Lakesentertainment.com.
• By completing and returning the Notice of Withdrawal included in the materials furnished to you, and delivering it to the Company according to the instructions contained in such notice.
Withdrawals may not be rescinded and any Eligible Options withdrawn will not be considered to be properly tendered, unless the withdrawn Eligible Options are properly re-tendered before the Expiration Date by following the procedures described in Instruction 3 above. You may not withdraw your election with respect to only a portion of the Eligible Options that you have previously tendered. If you elect to withdraw previously tendered Eligible Options, you must withdraw with respect to all the Eligible Options previously tendered. If you attempt to withdraw your election with respect to only a portion but not all of the Eligible Options that you have previously tendered, your entire withdrawal will be rejected.
     5. SIGNATURES. Please sign and date this Election Form. Except as described in this paragraph, this Election Form must be signed by the Eligible Person who holds the Eligible Options to be tendered. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change with your Election Form. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on this Election Form.
     6. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance regarding the Offer (including requests for additional or hard copies of the Offering Memorandum or this Election Form) should be directed to Damon Schramm, by telephone at 952-449-7069 or by e-mail at OptionExchange@Lakesentertainment.com.
     7. IRREGULARITIES. Lakes will determine all questions as to the number of shares subject to Eligible Options tendered and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Eligible Options. Subject to any order or decision by a court or arbitrator of competent jurisdiction, Lakes’ determination of these matters will be final and binding on all parties. Lakes may reject any or all tenders of Eligible Options that it determines are not in an appropriate form or that it determines are unlawful to accept. Lakes may waive any defect or irregularity in any tender with respect to any particular Eligible Options or any particular Eligible Person before the expiration of the Offer. No Eligible Options will be accepted for exchange until the Eligible Person exchanging the Eligible Options has cured all defects or irregularities to Lakes’ satisfaction, or they have been waived by Lakes, prior to the expiration date. Neither Lakes nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Options.
     8. ADDITIONAL DOCUMENTS TO READ. You are encouraged to carefully read the Offering Memorandum and the other related documents referred to within that document.
     9. IMPORTANT TAX INFORMATION. You should refer to Section 13 of the Offering Memorandum, which contains important tax information. We encourage all Eligible Persons to consult with tax advisors if you have questions about your financial or tax situation.
     10. GOVERNING LAW AND DOCUMENTS. The Election Form and Notice of Withdrawal are governed by, and subject to, U.S. federal and Minnesota state law (without giving effect to principles of conflict of laws), as well as the terms and conditions set forth in the Offering Memorandum.

ELIGIBLE OPTION INFORMATION
Name [ELIGIBLE PERSON]
Below is a list of your current outstanding Eligible Options that may be tendered for exchange in the Offer pursuant to the Offering Memorandum. TO MAKE AN ELECTION, PLACE A CHECK MARK IN THE BOX(ES) CORRESPONDING TO THE ELIGIBLE OPTION YOU WANT TO EXCHANGE. IF YOU DO NOT MARK THE BOX FOR A PARTICULAR ELIGIBLE OPTION, IT WILL BE PRESUMED THAT YOU HAVE ELECTED NOT TO EXCHANGE THAT PARTICULAR ELIGIBLE OPTION TIER.

CHECK THE
BOX BELOW
					Number of	Number of Replacement		IF YOU WANT
		Eligible		Options	Eligible	Options that		TO
Eligible	Type of	Option	Eligible	Eligible for	Options	Would Have Been Granted		EXCHANGE
Option	Eligible	Grant	Option	Exchange (1)	Vested	Using the August 17, 2009		THE
Grant	Option	Expiration	Exercise	(as of August	(as of August	Closing Stock Price of $3.17	New Vesting	ELIGIBLE
Date	(NQSO)	Date	Price	17, 2009)	17, 2009)	(2)(3)	Term	OPTIONS IN

			$					☐
			$					☐
			$					☐
			$					☐
			$					☐
			$					☐

(1)	Only options with exercise prices equal to or greater than the closing per share price on the Expiration Date are eligible for exchange. This table lists only your options that meet the price criteria.

(2)	Replacement Options will have a new term of ten years from the Replacement Option grant date and a renewed vesting period that will vest in equal annual increments, depending on the original date of grant of an Eligible Option as follows (i) two years for grants originally made during or prior to 2004; (ii) three years for grants originally made during 2005; (iii) four years for grants originally made during 2006; and (iv) five years for grants originally made during or after 2007.

(3)	The actual number of Replacement Options granted in exchange for tendered Eligible Options will be determined based on the NASDAQ closing price of our Common Stock on the Expiration Date. Since the closing stock price on such date is likely to be different than the closing stock price on August 17, 2009, the actual number of Replacement Options is also likely to be different.

AGREEMENT TO TERMS OF ELECTION
By electing to surrender my Eligible Options for exchange, I understand and agree to all of the following:
     1. I am tendering to Lakes for exchange those Eligible Options specified in this Election Form and understand that, upon acceptance by Lakes, this Election Form will constitute a binding agreement between Lakes and me, unless Lakes receives a later Election Form or a valid Notice of Withdrawal with respect to such Eligible Options before the Expiration Date. On this Election Form, I have checked the box(es) corresponding to the Eligible Options that I want to exchange.

     2. I understand that if I validly tender Eligible Options for exchange, and such Eligible Options are accepted and cancelled, I will lose my rights to purchase any shares under such Eligible Options and I will receive in exchange Replacement Options to acquire fewer shares of Common Stock than under my Eligible Options at the time of the exchange.
     3. I understand that the Replacement Options to be issued to me will vest in equal annual installments over two to five years, depending on the date my Eligible Options were originally granted, as indicated on this election form.
     4. I understand that the exercise price under the Replacement Options to be issued to me has not been definitively established and will not be definitively established until the date they are granted. In particular, I understand that the Replacement Options to be issued to me will have a per share exercise price equal to the closing sale price of Lakes’ Common Stock on the Expiration Date on the NASDAQ Global Market.
     5. I understand that the terms of the Replacement Options other than the exercise price, vesting schedule and expiration date will be based upon the provisions of the 2007 Plan, together with any supplemental terms contained in the option agreement used for the option awards.
     6. I acknowledge that Lakes has advised me to consult with my own financial, tax and legal advisors as to the consequences of participating or not participating in the Offer.
     7. I understand that, to remain eligible to tender my Eligible Options for exchange and cancellation pursuant to the Offer, I must be employed by Lakes on the date the Offer commences and must remain continuously employed by Lakes through the Expiration Date.
     8. I understand that neither the ability to participate in the Offer nor actual participation in the Offer will be construed as a right to continued employment with Lakes. The terms of my employment with Lakes remain unchanged.
     9. I understand that, in accordance with the Offering Memorandum, Lakes may terminate, modify or amend the Offer and postpone its acceptance and cancellation of any Eligible Options that I have tendered for exchange. In any such event, I understand that any Eligible Options tendered for exchange but not accepted will remain in effect with their current terms and conditions.
     10. I understand that my election to participate in the Offer is entirely voluntary, and I am aware that I may change or withdraw my decision to tender my Eligible Options at any time until the Offer expires. I understand that my election to tender my Eligible Options will become irrevocable at 5:00 p.m. CDT on Tuesday, September 22, 2009, unless the Offer is extended.
     11. Effective as of the date on which Lakes accepts the Eligible Options that I am tendering as specified in this Election Form, I sell, assign and transfer to Lakes all right, title and interest in and to all of, and I agree that I shall have no further right or entitlement to purchase any shares of Lakes’ Common Stock under, the tendered Eligible Options. I understand that if I die or become incapacitated prior to 5:00 p.m. CDT on the Expiration Date, my surrender of Eligible Options will be deemed to have been withdrawn. All of my obligations under this Election Form will be binding upon my heirs, personal representatives, successors and assigns.
     12. I understand that if I do not mark the box for a particular Eligible Option in this Election Form, it will be presumed that I have elected not to exchange that particular Eligible Option.
     13. I hereby represent and warrant that I have full power and authority to elect to surrender the Eligible Options marked in this Election Form and that, when and to the extent such Eligible Options are accepted by Lakes, such Eligible Options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such Eligible Options will not be subject to any adverse claims.
     14. I agree to all of the terms and conditions of the Offer AND HAVE COMPLETED AND SIGNED THIS ELECTION FORM AND CHECKED THE APPROPRIATE BOX(ES) ON PAGE 3 HEREOF. I understand that if I do not complete and sign this Election Form, I will be deemed to have elected NOT to exchange ANY of my Eligible Options.

Eligible Person’s Signature	Date

Eligible Person’s Name (please print)
REMINDER: IN ADDITION TO SIGNING THIS ELECTION FORM ABOVE, YOU MUST ALSO CHECK THE APPROPRIATE BOX(ES) ON PAGE 3 HEREOF.

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